Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Houston American Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457	(c)	1,597,590	$10.83	$17,301,899.70	0.0001531	$2,648.92
	Total Offering Amounts						$17,301,899.70	0.0001531	$2,648.92
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$2,648.92

(1)	Represents 1,597,590 shares of common stock that are issuable pursuant to a purchase agreement with the selling shareholder named herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Based on the average of the high and low prices for a share of common stock as reported on Nasdaq on July 28, 2025, which date is a date within five business days of the filing of the registration statement filed by the registrant for the registration of the securities listed in the table above.